Exhibit 10.10
COMMISSION AGREEMENT
          This Commission Agreement (“Agreement”) is entered into this___26th___day of August, 2005, but shall be effective as of August 1, 2005 subject to paragraph 15. This Agreement is made by and between Bruce H. Hale, an individual residing at 247 Brantwood Road, Snyder, New York 124226 (hereinafter “Agent” or “Mr. Hale”), and Horizon Energy Development, Inc., a New York corporation with U.S. offices at 6363 Main Street, Williamsville, New York 14221 (“Horizon”).
          WHEREAS, Mr. Hale has been employed by National Fuel Gas Company and/or its various subsidiaries (including Horizon) from 1971 through July 31, 2005, and among other things, has worked on and provided advice and expertise on matters relating to international investments and overseas project development, specifically in the Czech Republic, Italy and Bulgaria; for purposes of this Agreement, “National Fuel” shall refer, collectively, to National Fuel Gas Company, and all of its affiliates and/or direct and indirect subsidiaries, including but not limited to Horizon;
          WHEREAS, Horizon owns, indirectly, interests in the following two projects (collectively the “Projects”):
(a)	The development of a new combined cycle gas turbine electric generating facility, with a nominal capacity of 400 Mwe, to be located on a site in the area of Montenero di Bisaccia, Regione Molise, Italy, and developed through Montenero Energia S.r.l. which Horizon established with ACEA spa, an Italian electric utility, (the “Italian Project”); and

(b)	The development of new combined cycle gas turbine cogeneration facilities with a nominal capacity of 160 Mwe to be located on sites adjacent to the existing Sofia and Sofia East cogeneration plants in Sofia, Bulgaria, and developed through Sofia Energy EAD, a Bulgarian joint stock company, which Horizon established with Toplofikacia Sofia EAD , (the “Bulgarian Project”);
          WHEREAS, Horizon desires to sell its interests in the Projects for cash, and desires to retain Agent to facilitate that sale, subject to the terms and conditions of this Agreement;
          WHEREAS, during the course of Mr. Hale’s employment with National Fuel, Mr. Hale had access to and became acquainted with National Fuel’s trade secrets and confidential and proprietary information and materials, including but not limited to investment plans and strategies;
          WHEREAS, during the course of Mr. Hale’s employment with National Fuel, Mr. Hale was aware that the confidentiality of National Fuel’s trade secrets and confidential and proprietary information was required to be maintained by National Fuel’s employees;
          WHEREAS, during the course of Mr. Hale’s employment with National Fuel, Mr. Hale was aware that National Fuel’s international energy investment plans, oil and gas exploration and development activities, and other business strategies were subject to restricted use and disclosure;
          WHEREAS, during the course of Mr. Hale’s employment with National Fuel, National Fuel took steps to protect its trade secrets and confidential and proprietary information;
          WHEREAS, Mr. Hale recognizes that National Fuel’s business and goodwill are dependent upon National Fuel’s trade secrets and confidential and proprietary information;
          WHEREAS, National Fuel will sustain great loss and damage if Mr. Hale discloses, utilizes or causes to be disclosed or utilized National Fuel’s trade secrets and/or confidential and proprietary information to third parties or for Mr. Hale’s own benefit;
          WHEREAS, in the absence of this Agreement, National Fuel would not otherwise continue to disclose such confidential and proprietary information to Mr. Hale, or permit access to the same by Mr. Hale.
          NOW THEREFORE, in consideration of the premises, mutual covenants, conditions, and terms to be kept and performed, the parties hereto agree as follows:
          1. APPOINTMENT OF AGENT. Horizon hereby appoints Mr. Hale as Horizon’s agent to engage in negotiations for, and otherwise facilitate, the sale of Horizon’s interest in the Italian Project and the Bulgarian Project for cash. Mr. Hale shall not have the authority to sign binding documents or make binding promises on behalf of Horizon or any affiliate of Horizon, except to the extent provided in separate written instructions or authorizations signed by an officer of Horizon.
          2. TERM OF AGREEMENT. This Agreement shall become effective on August 1, 2005, and continue for a period of one (1) year (the “initial period” or “initial term”), subject to the rights of earlier termination set forth below, and subject to Mr. Hale’s right to receive a commission as set forth below. This Agreement shall be renewable at the option of the parties for successive 1 year periods, provided that the parties have executed an agreement regarding the terms of such renewal at least 30 days prior to the end of the initial period or any successive period. Horizon shall not refuse to extend this Agreement upon the same terms if active negotiations are underway at the end of the initial term or any subsequent term. Agent shall have the option, upon thirty (30) days’ written notice, to terminate this Agreement at any time, for whatever reason. In the event that Agent fails to perform any of the terms and conditions of this Agreement, Horizon shall have the option to give notice and immediately terminate this Agreement.

Upon termination by either party before the end of the initial term or any subsequent term, Agent shall be entitled to reimbursement of reasonable expenses incurred through the date of termination, provided the expenses are not in dispute at the time of termination. Upon termination of this Agreement or upon Agent’s business failure, bankruptcy, receivership, etc., Agent will immediately forward to Horizon all records furnished by Horizon under the terms of this Agreement.
          3. SCOPE OF WORK. Agent shall perform his obligations under this Agreement for Horizon as an independent contractor with the fiduciary duties of loyalty and diligence to negotiate the best sale prices and terms practicable for the Projects. Horizon will use its best efforts to assure that Agent has access to information and the opportunity to discuss information and issues with certain members of management (within the confidentiality provisions set forth herein), in order that Agent may carry out his obligations hereunder. Agent shall provide reports to the individual within the corporate structure of National Fuel and its affiliated companies who may be designated from time to time. As of the effective date of this Agreement, Agent shall provide reports to Philip C. Ackerman, President of National Fuel Gas Company. Before making any written or oral representation to third parties on behalf of Horizon or any of its affiliated companies, Agent warrants and agrees that he will receive specific, prior approval from an authorized officer of Horizon or National Fuel Gas Company.
     4. COMMISSION. Horizon shall pay Agent a commission (the “Commission”) upon the terms provided in this Agreement. Agent’s right to receive the Commission is expressly conditioned on, and the Commission shall be earned by and paid to Agent if and only if, the sale of the Projects, or either of them, is consummated prior to the expiration of this Agreement, or thereafter as provided in Section 6 below, at a price and upon terms and conditions acceptable to Horizon in its sole and absolute discretion. The Commission shall be paid only as and when the sale of the Projects is consummated and sales proceeds are actually received by Horizon. For example, if the Projects are sold under agreements which provide for the payment of some money at the closing, adjusted by a working capital adjustment three months after the closing, and additional money two years after the closing if a Project is in operation at that time, part of the Commission would be calculated and paid at the closing based on the amount actually received by Horizon at the closing, adjusted three months later in proportion to the working capital adjustment, and an additional portion of the Commission would be calculated and paid two years after the closing based on the actual receipt of that money as described in Section 4 below. A partial Commission may be earned and paid upon the sale of one of the Projects as set forth below. The Commission shall constitute the total and maximum compensation which shall be earned by and paid to Agent for his services (other reimbursement of certain expenses as set forth in Section 7 below). If no sale of a Project is consummated, Agent shall be entitled to a portion of earnest money, non-refundable or other deposit retained by Horizon in connection with any sale transaction that is not consummated, calculated in the same manner as set forth in Section 5 below.

     5 CALCULATION OF COMMISSION. The Commission shall be calculated on a sliding scale based on the Total Net Sale Proceeds from the sale of the Projects, as defined below:
(a)	The Total Net Sale Proceeds from the sale of the Projects shall be equal to the gross sales proceeds actually received, converted into U.S. dollars as of the date funds are received by Horizon, less:
(i)	all expenses of sale, including, but not limited to, attorney fees, consultant fees and government fees, other than expenses for which Agent is entitled to reimbursement pursuant to Section 6 below;

(ii)	all foreign or domestic income taxes, excise taxes, and other taxes which Horizon or its affiliates are required to pay related to the sale of the Projects; and

(iii)	the “Post 8/1/05 Net Project Development Costs” defined as follows: for purposes of this Agreement, the Post 8/1/05 Net Project Development Costs consist of all expenses related to the Italian Project and the Bulgarian Project first accrued by Horizon or its affiliates in connection with the Projects on or after August 1, 2005 after reduction by the amount of any such expenses for which Horizon or its affiliates are reimbursed by any unaffiliated party.
(b)	the Commission will be calculated as follows:
(i)	one percent (1%) of the Total Net Sales Proceeds up to Total Net Sales Proceeds of one million dollars ($1,000,000); plus

(ii)	two percent (2%) of the Total Net Sales Proceeds greater than one million dollars ($1,000,000) up to Total Net Sales Proceeds of two million dollars ($2,000,000); plus

(iii)	three percent (3%) of the Total Net Sales Proceeds greater than two million dollars ($2,000,000) up to Total Net Sales Proceeds of three million dollars ($3,000,000); plus

(iv)	an additional similarly increasing percentage of the Total Net Sales Proceeds from each successive increment of one million dollars ($1,000,000) of Total Net Sales Proceeds up to a maximum of 50 percent of the Total Net Sales Proceeds greater than forty-nine million dollars ($49,000,000) up to the Total Net Sales Proceeds of fifty million dollars ($50,000,000); plus

(v)	if any proceeds from the sale of one of the Projects are received by Horizon more than three months after the closing of the sale of a Project,

such as pursuant to an “earn-out” or similar provision, those sale proceeds shall be discounted by a prorated annual percentage rate of eight percent (8%) per year, and then added to the Net Sales Proceeds as of the Closing, and the Commission shall then be increased by applying the above formula to the Net Sales Proceeds as so increased; less

(vi)	one-half (1/2) of the total expenses for which Horizon has reimbursed Agent pursuant to Section 6 below.
(c)	If the sale of one of the Projects is consummated before the sale of the other Project, then a portion of the Commission shall be paid based on the formula set out in paragraphs 5(a) and 5(b) above, provided that the Net Sales Proceeds from that project exceed the Accumulated Net Project Development Costs related to both projects. Upon the closing of the sale of the other Project, the remainder of the Commission shall be calculated and paid as though both closings had occurred at the same time (except as otherwise provided in paragraph 5(b)(v) above).
          6. SUBSEQUENT SALE. If Horizon declines to extend this Agreement when Agent is willing to extend on the same terms beyond the initial term or beyond any subsequent term, and one or both of the sales of the Projects are consummated within one hundred eighty (180) days after termination of this Agreement to any buyer with whom Agent has had negotiations prior to such termination, then Horizon will pay the Commission on such sale or sales. If Agent terminates this Agreement or declines to extend it when Horizon is willing to extend on the same terms, then Horizon will owe Agent no Commission on any sale consummated after termination of this Agreement.
          7. BUSINESS AND TRAVEL EXPENSES. Horizon shall reimburse Agent’s normal reasonable travel, lodging, long distance communication, computer connection, and out of pocket expenses incurred in connection with performance of services hereunder, subject to the reduction of the Commission by an amount equal to one-half (1/2) of Agent’s expenses as set forth in paragraph 5(b)(vi) above. When renting any vehicle for the purpose of performing services under this Agreement, Assignee will purchase the available liability insurance, which is hereby deemed to be a normal reasonable travel expense.
          8. NO CHANGE IN PENSION BENEFITS. The providing of services by Agent hereunder shall neither decrease, nor increase, the calculation or payment of pension or other retirement benefits normally payable to Mr. Hale as a result of his retirement as of August 1, 2005.
          9. TAXES.
(a)	Agent shall be responsible for the payment of any and all local, state and federal taxes, or other fees, imposed on the amounts made payable to Agent as a result of the services rendered hereunder.

(b)	Agent shall be responsible for the withholding and/or payment of any and all applicable local, state and federal employment, payroll and/or income taxes associated with any and all of Agent’s employees, provided that Agent shall not use any employees on any of the work to be performed under this Agreement without the prior written consent of Horizon. Agent agrees to indemnify and hold harmless National Fuel for or from any failure, on the part of Agent, to withhold or remit such applicable taxes.

(c)	Upon request by Horizon, Agent shall provide documented proof that the above-referenced taxes were paid, as required.
          10. INDEPENDENT CONTRACTOR. It is understood and agreed that, in performing all work hereunder, Agent shall be an independent contractor, responsible for accomplishing the results contracted for under this Agreement, and, as such, shall control the detail, manner and means of providing consulting services pursuant to this Agreement. Accordingly, Agent shall not be required to work any particular schedule, but shall use his best efforts to meet Horizon’s deadlines. Further, Agent shall not, within reason, be required to work at any particular location. However, Horizon shall provide reasonable and sufficient temporary office space and clerical and office services support when Consultant’s presence is required at any of National Fuel’s offices in North America. Neither party shall in any way represent that it is an employer or employee of the other party. In certain circumstances, as specifically authorized by Horizon, Agent may act as an agent of a National Fuel entity. As an independent contractor, Agent is not authorized to make any contract, agreement, warranty or representation on behalf of Horizon or National Fuel, unless specifically authorized in writing by a Horizon officer to do so.
          11. PROHIBITION AGAINST SUBCONTRACTING. Agent shall not subcontract out any of the work to be performed by him under this Agreement without the prior written consent of Horizon.
          12. INDEMNITY.
(a)	Agent will indemnify and hold National Fuel harmless from and against any and all loss, damage, injury, suits, penalties, costs, liabilities and expenses (including, but not limited to, legal expenses) arising out of any claim for loss of or damage to property, including property of National Fuel or Agent, liability to, injury to, or death of any person, including Agent, or an employee of National Fuel or Agent, caused by the grossly negligent, reckless or intentionally tortious acts of Agent, or his officers, employees, subcontractors or other agents, including but not limited to failure to comply with federal, state and local laws, ordinances and regulations, both foreign and domestic, applicable to services to be performed hereunder and all other applicable local, state and federal laws, ordinances and regulations, both foreign and domestic. For purposes of this paragraph only, “National Fuel” shall include National Fuel Gas Company and all of its direct and indirect subsidiaries, along with any officer or employee of these entities.
(b)	Horizon will indemnify and hold Agent harmless from and against any and all loss, damage, injury, suits, penalties, costs, liabilities and expenses (including, but not limited to, legal expenses) arising out of any claim related to the services performed under this Agreement for loss of or damage to property, including property of National Fuel or Agent, liability to, injury to, or death of any person, including Agent, or an employee of National Fuel or Agent, unless caused by the grossly negligent, reckless or intentionally tortious acts of Agent, or his officers, employees, subcontractors or other agents, including but not limited to failure to comply with federal, state and local laws, ordinances and regulations, both foreign and domestic, applicable to services to be performed hereunder and all other applicable local, state and federal laws, ordinances and regulations, both foreign and domestic.
          13. INSURANCE. Horizon shall carry statutory workers’ compensation insurance coverage, commercial general liability insurance coverage, international commercial insurance coverage and executive risk insurance coverage in an amount not less than $1,000,000. Horizon shall have Agent named as additional insured (with the exception of the workers’ compensation policy) under the above insurance policies in connection with any claims arising out of the services provided under this Agreement. Each insurance policy provided by Horizon shall contain a waiver of the right of subrogation, and the coverage will be provided (except as otherwise described in the immediately following sentence) on a primary non-contributing basis and the limits will be exhausted before any other insurance is to apply. The coverage provided by Horizon will, however, be on a secondary non-contributing basis excess of any other applicable primary auto insurance policies carried by Agent or his Assignee (as defined in paragraph 21) and the limits of any such primary auto insurance will be exhausted before the coverage provided by Horizon hereunder is to apply. Horizon shall maintain this insurance at all times during performance of this Agreement, provided however, that in the event Horizon elects to not renew its international commercial insurance coverage upon its expiration on June 6, 2006, Agent would no longer be covered under such policy and nothing herein shall obligate Horizon to continue to renew or replace such policy.
          14. CONFIDENTIALITY.
(a)	In performing his obligations under this Agreement, Agent and his employees, officers, members and agents, if any, shall maintain all information gathered, developed or communicated to Agent by National Fuel or any of their directors, officers, employees or agents, in connection with the work performed hereunder in a confidential manner, whether or not identified as a trade secret or as proprietary and confidential by National Fuel. Agent agrees that Agent and his employees, officers, members and agents, if any, will not duplicate, distribute, disclose, or otherwise provide such information, or National Fuel’s trade secrets or proprietary and confidential information to anyone without prior written authorization of a Horizon officer. The obligations created by this paragraph shall remain in effect indefinitely and shall survive the termination of this Agreement.
(b)	National Fuel’s “trade secrets” and “confidential and proprietary information” include information and material concerning National Fuel which is not generally known to the public, including but not limited to, any and all memoranda, software, data bases, computer programs, interface systems, pricing and client information, and records pertaining to National Fuel’s methods or practices of doing business and marketing its services and products, whether or not developed or prepared by Agent during the term of his employment with National Fuel or in connection with his providing consulting service to National Fuel. National Fuel’s trade secrets and confidential and proprietary information also include “writing” or “writings” which shall mean and include all works, expressed in words, numbers or other verbal or numerical symbols, regardless of the physical manner in which they are embodied, including, but not limited to, books, articles, manuscripts, memoranda, computer programs, computer software systems, maps, charts, diagrams, technical drawings, manuals, video and audio tape recordings, and photographs, whether or not developed or prepared by Agent during the term of his employment with National Fuel or in connection with his providing consulting services to National Fuel. National Fuel’s trade secrets and confidential and proprietary information do not include any information or material which is or becomes generally known to the public (other than by act of Agent or his representatives in breach of this Agreement).
          15. BOARD APPROVAL. This Agreement is made subject to approval and ratification by the Board of Directors of National Fuel Gas Company, to whom it will be presented and favorably recommended by management at the next meeting of that Board, scheduled for September 8, 2005. If this Agreement is not so approved and ratified, then the parties will negotiate in good faith to restore the parties as nearly as possible to the positions in which they would have been if this Agreement had never been executed, or to reach some other mutually agreeable arrangement.
          16. COMMUNICATIONS. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the addresses specified below or at such other addresses as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.
(a)	With respect to Agent:
Bruce H. Hale
247 Brantwood Road
Snyder, New York 14226

(b)	With respect to Horizon:
P.C. Ackerman, President
Horizon Energy Development, Inc.
6363 Main Street
Williamsville, NY 14221
          17. AUDIT. Horizon shall have the right, upon reasonable notice, to examine and audit all of Agent’s billings and all of the backup support data for those billings. Agent shall make available said information to Horizon, upon request, at the offices of National Fuel.
          18. SOCIAL SECURITY AND FAIR LABOR STANDARDS. Agent covenants and agrees that it is bound by and will observe and perform all duties required under the Social Security Act and the United States Fair Labor Standards Act, and all other applicable local, state, and federal laws, ordinances, and regulations.
          19. EQUAL EMPLOYMENT OPPORTUNITY. The Equal Opportunity clause in Section 202, Paragraphs 1 through 7 of Executive Order 11246, as amended; and Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. §793, as amended; and Section 402 of the Vietnam Era Veterans Readjustment Assistance Act of 1974, 38 U.S.C. §§42l1-12; and the Americans with Disabilities Act of 1990, 42 U.S.C. §12101, et. seq., as amended, relating to equal employment opportunity; and the implementing Rules and Regulations of the Office of Federal Contracts Compliance Programs as set forth in 41 C.F.R. Chapter 60 are incorporated herein by specific reference.
          20. NON-WAIVER. Failure of either party to act or exercise its rights under this Agreement upon the breach of any of the terms hereof by the other party shall not be construed as a waiver of such a breach or prevent said party from thereafter enforcing strict compliance with any or all of their terms hereof.
          21. NON-ASSIGNABILITY. The obligations of Agent hereunder are personal and cannot be assigned or delegated to subcontractors or employees except as provided in this paragraph 21. Agent may assign this Agreement to a limited liability company or other entity wholly owned by Agent (“Assignee”), effective upon notice to Horizon signed by both Agent and the Assignee, which notice must include:
(a)	the full legal name, address and state of organization of the Assignee;

(b)	evidence of Agent’s sole ownership of the Assignee; and

(c)	the Assignee’s commitments that (i) the Assignee assumes all rights and obligations under this Agreement, and (ii) all the Assignee’s services under this Agreement must be performed by Agent individually unless Horizon expressly consents otherwise in writing.

Upon the effective date of such an assignment, Agent shall individually be relieved of all direct obligations under this Agreement, which shall become the direct obligations of the Assignee (although Agent as an officer/employee of Assignee will continue to comply and help Assignee comply with the confidentiality provisions of paragraph 14 of this Agreement). Horizon may not assign this Agreement without the express written consent of Agent. Said consent shall not be unreasonably withheld.
          22. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of laws provisions thereof.
          23. SEVERABILITY. If any clause, sentence, paragraph, provision or other part hereof shall be adjudged by any court of competent jurisdiction to be invalid, the remainder hereof shall be interpreted so as to achieve as closely as possible the intent of the parties as originally expressed in this Agreement.
          24. CAPTIONS AND HEADINGS. The captions and headings herein are for convenience only and are not to be construed as a part of this Agreement, nor shall the same be construed as defining or limiting in any way the scope or intent of the provisions hereof.
          25. ENTIRE AGREEMENT. This Agreement contains and states the entire agreement of the parties hereto and supersedes and cancels all prior written and oral agreements and understandings with respect to the subject matter of this Agreement. Any modification to this Agreement must be agreed upon in writing and signed by both parties.
          26. BINDING CONSIDERATION. Agent understands, represents, warrants, and agrees that the consideration provided under this Agreement is in addition to anything of value to which he is entitled.
          27. BINDING AGREEMENT. This Agreement is and shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators and assigns. Agent represents, warrants and agrees that he has read, understands and intends to be bound by this Agreement and its recitals, terms, conditions and representations.
          IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement as of August 1, 2005.

HORIZON ENERGY DEVELOPMENT, INC.		BRUCE H. HALE

By:	/s/ P. C. Ackerman	/s/ Bruce H. Hale

Name: P. C. Ackerman
Title: President